Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Fourth Quarter and Full Year 2012 Results from Continuing Operations

HOUSTON, TX, MARCH 6, 2013 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the fourth quarter and full year 2012. The Company reported a loss from continuing operations in the fourth quarter of $2.9 million, or $0.06 per share, on revenue of $573.1 million. Fourth quarter 2012 results included a non-cash goodwill impairment charge of $8.1 million, or $0.17 per share. Excluding the impact of the impairment charge, the Company would have reported net income of $5.2 million, or $0.11 per share(1). In the fourth quarter of 2012, reported operating income was $7.1 million compared to an operating loss of $42.4 million in the fourth quarter of 2011 on revenue of $371.3 million. Excluding the impairment charges in both years, operating income for the fourth quarter of 2012 would have been $15.1 million compared to an operating loss of $7.4 million in the fourth quarter of 2011(1).

Randy Harl, President and Chief Executive Officer, commented, “In early 2012, we implemented action plans to turn around the performance of our strategic but underperforming businesses that were negatively impacting our results. We made meaningful progress to improve many of these businesses, including Downstream Engineering and our Texas utility distribution business. Additionally, our Upstream Engineering, EPC, integrity and Canadian field services work performed as planned, or better than expected. Our strategy to reduce the impact of seasonality in our businesses during the first and fourth quarters is proving successful as evidenced by improving top line and operating results. Our Adjusted EBITDA(2) of $27.9 million from continuing operations for the fourth quarter 2012 compares favorably to the 2011 fourth quarter result of $4.6 million and 2012 full year Adjusted EBITDA(2) of $81.8 million is an improvement of 63 percent year over year.

“Our key objectives in 2013 are to improve both our operating results and our financial flexibility. We intend to improve our performance through strengthening our project management capabilities, bolstering our training programs and adding work with more favorable terms and conditions to backlog. In addition, we expect to further reduce our debt to strengthen the balance sheet. As we continue to analyze the performance of our business units, we are taking actions to improve operating margins or exiting the businesses which do not meet our objectives. We expect these actions to drive incremental improvement in all our continuing businesses in 2013.”

For the full year 2012, the Company reported a net loss from continuing operations attributable to Willbros Group, Inc. of $18.8 million, or $0.39 per share, on revenue of $2.0 billion compared to a net loss of $201.6 million, or $4.25 per share, on revenue of $1.5 billion in 2011. Operating income for the full year 2012 was $21.2 million. 2012 results include a non-cash, after-tax goodwill impairment charge related to

CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

the Utility T&D segment. 2011 results were impacted by two non-cash, after-tax charges including goodwill impairment charges related to all three segments which were partially offset by a reduction in the fair value of the contingent earnout liability associated with the acquisition of InfrastruX. Excluding these charges, full year 2012 results would have been a net loss from continuing operations of approximately $10.7 million, or $0.22 per share compared to a net loss of $33.0 million, or $0.69 per share in 2011(1).

Backlog(3)

At December 31, 2012, Willbros reported total backlog from continuing operations of $2.2 billion up approximately 7 percent from last year. Twelve month backlog at the end of 2012 was $1.1 billion up over $240 million from December 31, 2011. In January 2013, the Company sold its Oman operations and associated backlog of $132 million.

Segment Operating Results

Oil & Gas

For the fourth quarter of 2012, the Oil & Gas segment reported operating income of $4.5 million on revenue of $356.1 million and for the full year, operating income of $15.6 million on revenue of $1.3 billion. These results reflect positive performance in our Professional Services and Upstream pipeline and facilities construction businesses. During 2012, revenue generated from our Regional businesses increased nearly $200 million from the prior year. Our focus is on increasing profitability in our regional offices and on improving project execution across all our Oil & Gas business units.

Utility T&D

The Utility T&D segment reported an operating loss of $3.3 million on revenue of $130.4 million during the fourth quarter of 2012, which included a non-cash goodwill impairment charge of $8.1 million, partially related to the decision to sell the Hawkeye operations. For the full year, the Utility T&D segment reported operating income of $5.7 million on revenue of $526.0 million. Excluding the goodwill impairment charge, operating income would have been $4.7 million for the fourth quarter of 2012 and $13.7 million for the full year(1). Our performance in the Utility T&D segment continues to improve and the profitability of our Texas Utility T&D business in the second half of the year is the result of meaningful improvement of a previously underperforming business unit.

Canada

For the fourth quarter of 2012, the Canada segment reported operating income of $5.9 million on revenue of $87.9 million and an operating loss of $40 thousand on revenue of $216.8 million for the full year. In the fourth quarter, revenue increased $30 million from the third quarter and we believe we are on track to achieve the $300 million annual revenue run rate we anticipated. This higher level of activity enabled us to improve operating margins as we more fully aligned our revenue with the indirect and overhead costs we developed to capitalize on this market.

CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

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Liquidity

At December 31, 2012, the Company had $54.4 million of cash and equivalents. In November of 2012, the Company amended and restated its 2010 Credit Agreement. The amendment included a $60.0 million term loan increase which provided additional working capital to the Company and the expiration of the Revolving Credit Facility was extended from June 2013 to June 2014. In accordance with the Amended and Restated Credit Agreement, the Revolving Credit Facility was utilized to fund the repayment of the Company’s $32.1 million of 6.5% Senior Convertible Notes which came due on December 15, 2012. In addition, the Company paid down the Revolving Credit Facility by $12.0 million in November 2012 and, by $34.0 million in January 2013, using the net proceeds from the sale of the Company’s Oman business. These reductions in the Revolving Credit Facility balance created additional borrowing capacity through June 30, 2013 under the terms of the Credit Agreement.

Guidance

Van Welch, Willbros Chief Financial Officer, provided expectations for 2013, “We expect annual revenue to range from $1.9 to $2.1 billion, excluding the Hawkeye and Oman businesses, and debt reduction of $50-$100 million by the end of the year. Our business model has experienced improved results in the first and fourth quarters year over year and we expect that trend to continue, with the strongest operating results in the second and third quarters.

“Our approved capital expenditure budget for 2013 is $25.0 million, but, as in 2012, capital spending is expected to be a function of future work commitments and the terms and conditions offered in the equipment rental market.

“We will continue to pursue opportunities to reduce our financial leverage and strengthen our overall balance sheet. These steps may include additional sales of non-strategic and underperforming assets (including equipment, real property and businesses) as well as accessing capital markets to reduce or refinance our indebtedness.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, March 7, 2013 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Fourth Quarter and 2012 Earnings Conference Call

When:	Thursday, March 7, 2013—9:00 a.m. Eastern Time

How:	Live via phone—By dialing 480-629-9644 or 877-941-8631 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

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For those who cannot listen to the live call, a replay will be available through March 14, 2013, and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4604276#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

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WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Income Statement
Contract revenue
Oil & Gas	$356,071	$215,860	$1,262,954	$885,521
Utility T&D	130,406	114,363	525,966	411,573
Canada	87,913	41,156	216,793	153,411
Eliminations	(1,255)	(67)	(1,467)	(307)

	573,135	371,312	2,004,246	1,450,198
Operating expenses
Oil & Gas	351,554	255,678	1,247,400	928,828
Utility T&D	133,726	116,260	520,284	561,585
Canada	82,035	41,889	216,833	150,951
Changes in fair value of earn out liability	—	—	—	(10,000)
Eliminations	(1,255)	(67)	(1,467)	(307)

	566,060	413,760	1,983,050	1,631,057
Operating income (loss)
Oil & Gas	4,517	(39,818)	15,554	(43,307)
Utility T&D	(3,320)	(1,897)	5,682	(150,012)
Canada	5,878	(733)	(40)	2,460
Changes in fair value of earn out liability	—	—	—	10,000

Operating income (loss)	7,075	(42,448)	21,196	(180,859)
Other expense
Interest expense, net	(7,938)	(8,829)	(29,387)	(45,031)
Loss on early extinguishment of debt	—	(2,180)	(3,405)	(6,304)
Other, net	(100)	(147)	(402)	(458)

	(8,038)	(11,156)	(33,194)	(51,793)

Loss from continuing operations before income taxes	(963)	(53,604)	(11,998)	(232,652)
Provision (benefit) for income taxes	1,902	(3,766)	5,839	(32,293)

Loss from continuing operations	(2,865)	(49,838)	(17,837)	(200,359)
Loss from discontinued operations net of provision (benefit) for income taxes	(10,433)	(64,211)	(11,398)	(92,462)

Net loss	(13,298)	(114,049)	(29,235)	(292,821)
Less: Income attributable to noncontrolling interest	(31)	(317)	(976)	(1,195)

Net loss attributable to Willbros Group, Inc.	$(13,329)	$(114,366)	$(30,211)	$(294,016)

Reconciliation of net loss attributable to Willbros Group, Inc.
Loss from continuing operations	$(2,896)	$(50,155)	$(18,813)	$(201,554)
Loss from discontinued operations	(10,433)	(64,211)	(11,398)	(92,462)

Net loss attributable to Willbros Group, Inc.	$(13,329)	$(114,366)	$(30,211)	$(294,016)

Basic loss per share attributable to Company shareholders:
Continuing operations	$(0.06)	$(1.05)	$(0.39)	$(4.25)
Discontinued operations	(0.22)	(1.35)	(0.24)	(1.94)

	$(0.28)	$(2.40)	$(0.63)	$(6.19)

Diluted loss per share attributable to Company shareholders:
Continuing operations	$(0.06)	$(1.05)	$(0.39)	$(4.25)
Discontinued operations	(0.22)	(1.35)	$(0.24)	(1.94)

	$(0.28)	$(2.40)	$(0.63)	$(6.19)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$8,310	$8,981	$1,970	$67,321
Investing activities	7,219	$18,362	6,881	51,075
Financing activities	39,075	$(31,331)	7,335	(146,436)
Foreign exchange effects	(27)	$(196)	(2,137)	(449)
Discontinued operations	(16,105)	$(6,575)	(23,114)	(49,167)
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	48,176	47,616	48,019	47,476
Diluted	48,176	47,616	48,019	47,476
Adjusted EBITDA from continuing operations(2)	$27,934	$4,568	$81,777	$50,235
Capital expenditures	1,566	1,278	10,870	10,229
Reconciliation of Non-GAAP Financial Measures:
Operating income (loss) from continuing operations before special items (1)
Operating income (loss), as reported	$7,075	$(42,448)	$21,196	$(180,859)
Goodwill impairment	8,067	35,032	8,067	178,575
Changes in fair value of contingent earnout liability	—	—	—	(10,000)

Operating income (loss) before special items	$15,142	$(7,416)	$29,263	$(12,284)

Utility T&D operating income (loss) from continuing operations before special items (1)
Operating income (loss), as reported	$(3,320)	$(1,897)	$5,682	$(150,012)
Goodwill impairment	8,067	—	8,067	143,543

Operating income (loss) before special items	$4,747	$(1,897)	$13,749	$(6,469)

Net income (loss) from continuing operations before special items (1)
Net loss from continuing operations, as reported	$(2,896)	$(50,155)	$(18,813)	$(201,554)
Goodwill impairment	8,067	35,032	8,067	178,575
Changes in fair value of contingent earnout liability	—	—	—	(10,000)

Net income (loss) from continuing operations before special items	$5,171	$(15,123)	$(10,746)	$(32,979)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations before special items (1)	$0.11	$(0.32)	$(0.22)	$(0.69)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Adjusted EBITDA from continuing operations (2)
Net loss from continuing operations attributable to Willbros Group, Inc.	$(2,896)	$(50,155)	$(18,813)	$(201,554)
Interest expense, net	7,938	8,829	29,387	45,031
Provision (benefit) for income taxes	1,902	(3,766)	5,839	(32,293)
Depreciation and amortization	11,657	12,370	46,954	54,976
Loss on early extinguishment of debt	—	(2,180)	3,405	6,304
Changes in fair value of earn out liability	—	—	—	(10,000)
Goodwill impairment	8,067	35,032	8,067	178,575
DOJ monitor cost	—	502	1,588	3,567
Stock based compensation	1,850	2,316	7,623	9,724
Restructuring and reorganization costs	(18)	18	151	105
(Gains) losses on sales of assets	(597)	1,285	(3,400)	(5,395)
Noncontrolling interest	31	317	976	1,195

Adjusted EBITDA from continuing operations (2)	$27,934	$4,568	$81,777	$50,235

	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Balance Sheet Data
Cash and cash equivalents	$54,380	$15,908	$38,481	$48,939
Working capital	267,155	169,339	77,267	150,945
Total assets	978,246	975,187	868,801	857,644
Total debt	303,820	256,799	227,300	237,318
Stockholders’ equity	206,333	218,906	216,404	211,804
Backlog Data (3)
Total By Reporting Segment
Oil & Gas	$605,803	$615,609	$716,756	$678,946
Utility T&D	1,274,816	1,221,677	1,269,863	1,297,200
Canada	349,520	358,581	362,933	293,061

Total Backlog	$2,230,139	$2,195,867	$2,349,552	$2,269,207

Total Backlog By Geographic Area
United States	$1,743,906	$1,685,255	$1,820,321	$1,794,559
Canada	349,520	358,581	362,933	293,061
Middle East	131,969	145,368	160,060	174,747
Other International	4,744	6,663	6,238	6,840

Total Backlog	$2,230,139	$2,195,867	$2,349,552	$2,269,207

12 Month Backlog	$1,060,837	$1,013,326	$1,111,073	$930,009

(1)	Operating income (loss), net income (loss) from continuing operations and basic income (loss) from continuing operations before special items are non-GAAP financial measures that exclude special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(2)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(3)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.